Exhibit 1.1

ASSIGNMENT OF AGREEMENT

May 30th, 2013

FOR VALUABLE CONSIDERATION PAID,  AGINCOURT LTD., a Bermuda Company with a business address at 10 South Riverside Plaza, Suite 1800, Chicago, IL 60606 ("Assignor"), assigns to  CIM SECURITIES, LLC a Colorado Company with a business address at 5975 S. Quebec Street, Suite 270 Centennial, CO 80111  ("Assignee"), all of Assignor's right, title and interest in and to the certain Investment Banking Agreement between Assignor and SANUWAVE HEALTH INC., dated February 25th 2013 (the "Agreement"), involving the retention of banking services as they are defined therein.

Assignee assumes and agrees to perform all the terms and conditions of the Agreement that are to be observed and performed by Assignor from and after the date of this Assignment.

EFFECTIVE as of the date first written above.

APPROVED:	ASSIGNOR:

SANUWAVE HEALTH INC.	AGINCOURT LTD.

By: /s/ Barry J. Jenkins	By: /s/ James J. Cahill
Name: Barry J. Jenkins	Name: James J. Cahill
Its: Chief Financial Officer	Its: Managing Director

ASSIGNEE:

CIM SECURITIES, LLC

By: /s/ Sinh Ly
Name: Sinh Ly
Its: Managing Director

ASSIGNMENT OF AGREEMENT

March 27th, 2013

FOR VALUABLE CONSIDERATION PAID, CORINTHIAN PARTNERS LLC, a New York corporation whose principal address is 10 East 53rd Street, 28th Floor, New York, NY 10022 (“Assignor”), assigns to AGINCOURT LTD., a Bermuda Corporation, with a business address at 10 South Riverside Plaza, #1800, Chicago, Illinois 60606 (“Assignee”), all of Assignor’s right, title and interest in and to the certain Investment Banking Agreement between Assignor and SANUWAVE HEALTH, INC., dated February 25, 2013 (the “Agreement”), involving retention of banking services as they are defined herein.

Assignee assumes and agrees to perform all the terms and conditions of the Agreement that are to be observed by Assignor from and the date of this Assignment.

Effective as of the date first written above.

APPROVED:
SANUWAVE HEALTH, INC.

By: /s/ Barry J. Jenkins
Name:  Barry J. Jenkins
Title:  Chief Financial Officer

ASSIGNOR:
CORINTHIAN PARTNERS LLC

By:  /s/ Mitch Manoff
Name:  Mitch Manoff
Title:  Chief Executive Officer

ASSIGNEE:
AGINCOURT LTD.

By:  /s/ James J. Cahill
Name:  James J. Cahill
Title:  Managing Director

EXCLUSIVE INVESTMENT BANKING AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of this 25th day of February 2013 (the “Effective Date”) by and between SANUWAVE HEALTH, INC., a Nevada corporation, with its principal address at 11475 Great Oaks Way, Suite 150, Alpharetta, GA 30022 (hereafter the “Client”) and CORINTHIAN PARTNERS LLC, a New York LLC, with its principal address at 10 East 53rd Street, 28th Floor, New York, NY 10022 USA (the “Banker”).

W I T N E S S E T H:

WHEREAS, the Client desires to retain the Banker and the Banker desires to be retained by the Client pursuant to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

SECTION 1.  RETENTION.

1.1           Appointment.  The Client hereby retains the Banker as the Client’s exclusive investment banker to perform the services set forth in Section 1.3 below (referred to herein as the “Services”) throughout the Term, as defined in Section 7 below. The Banker hereby accepts such retention and shall provide the Services to the Client in accordance with the terms and conditions of this Agreement.

1.2           Reporting.  Throughout the Term, the Banker shall report directly to the Chief Executive Officer or to any other senior officer designated in writing by the Chief Executive Officer of the Client.   Client hereby undertakes and agrees that Banker shall have the exclusive right to choose the managing underwriter in any public offering of securities made by the Client or its shareholders during the Term.

1.3           Services.  The Banker shall render such advice and services to the Client concerning the raising of up to $10 million in equity and/or debt financings, as well as strategic planning, merger and acquisition possibilities and business development activities including, without limitation, the following:

(a)           review of the business, operations, and historical financial performance of the Client (based upon management’s forecast of financial performance) to enable the Banker to advise to Client;
(b)           assist the Client to formulate an effective strategy to meet the Client’s working capital and capital resource needs;

(c)            introduce Client to potential lenders, investors, acquiring entities, or others interested in participating in a business transaction with the Client (whether such investment is in the form of debt and/or equity financing or some combination thereof) (each referred to as a “Banker Source”).   Banker Sources also include persons or entities introduced by a Banker Source to the Client during the Term of this Agreement.  The term Banker Source includes only those persons or entities who held an in-person meeting or conference call with the Client’s management, the purpose of which was to discuss a possible business transaction.  Banker Sources also include persons or entities introduced by the Client to Banker during the Term of this Agreement.  Banker Sources also include any person or entity that seeks to enter into, or actually enters into any kind of transaction with Client during the Term.  Banker Sources include, but are not limited to those persons or entities listed in Exhibit A to this Agreement.  Within five (5) days of termination or expiration of this Agreement, Banker will provide Client with a final updated list of Banker Sources on Exhibit A.

(d)           assist in structuring proposed business combination transactions, including without limitation, any merger or consolidation, sale of assets, or sale or exchange of stock (referred to as a “Business Combination”);

(e)            assist in presenting proposed transactions to the Client’s Board of Directors or any other advisory or supervisory board, committee, or individual; and

(f)           assist the Client in its efforts to have its securities listed on a national stock exchange, on specific written request of the Client.

1.4          Client Disclosures.   The Client, by its Chief Executive Officer, hereby undertakes to honestly and accurately complete, sign, and return to the Banker the disclosure form attached hereto in Exhibit D not later than fourteen (14) days following the Effective Date of this Agreement.

SECTION 2.         COMPENSATION.  The Client hereby undertakes to provide the compensation described in this Section 2 to the Banker for each Equity Financing (as defined in Section 2.1 below and also referred to as a “Fee Transaction”) that closes with any person or entity during the Term of this Agreement or that closes during the one (1) year period following the expiration or termination of this Agreement (the “Tail Period”) with Banker Sources.

2.1           Equity Financing.  Upon the closing or series of closings of an equity financing transaction whereby the Client issues, transfers, assigns or hypothecates common or preferred equity, options, warrants, or any other securities convertible into equity (the “Equity Financing”), the Client shall compensate the Banker at such closing of such Equity Financing as follows:

(i)           Banking Fees.  Banking fees in cash in an amount equal to (A) eight percent (8%) of the total gross cash proceeds received by the Client (“Gross Cash Proceeds”) in the Equity Financing if such financing is a public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), and (B) ten percent (10%) of the Gross Cash Proceeds in the Equity Financing if such financing is not a public offering registered under the Securities Act.

For clarity, the 18% senior secured convertible promissory notes of SANUWAVE Health, Inc. are excluded from the Equity Financing and there shall be no compensation to the Banker for the sale of such notes or the conversion of such notes into common stock of the Client.

SECTION 3:         TERMS OF PAYMENT OF COMPENSATION.  The compensation due to Banker shall be subject to the terms and conditions set forth in this Section 3.

3.1           No Offsets.  All fees due hereunder shall have no offsets, are non-refundable, non-cancelable and shall be free and clear of any and all encumbrances.

3.2           Fees Due at Closing.  All cash fees due hereunder payable upon the closing of a Fee Transaction shall be paid to the Banker immediately upon closing of such Fee Transaction by wire transfer of immediately available funds from the proceeds of the Fee Transaction, either directly or from the formal or informal escrow arrangement established for the Fee Transaction by the agent holding such funds (collectively, the “Closing Agent”), pursuant to the written wire transfer instructions of the Banker to the Closing Agent.

3.3           Irrevocable Disbursement Instructions.  The Client shall authorize and direct the Closing Agent to distribute directly or from escrow any and all fees due the Banker hereunder (or the Client and the Banker, if required to do so, shall establish an escrow account in accordance with FINRA rules). The Client covenants, undertakes, and agrees that such fees and the manner of payment and delivery as herein provided shall be included in the documentation of any Fee Transaction.  The Banker is hereby authorized to notify the Closing Agent, on behalf of the Client and as its agent, to make all payments required hereunder directly to the Banker.  In order to effectuate the foregoing provisions, at the Banker’s request, either simultaneously herewith or anytime hereafter, the Client shall execute and deliver (i) a Power of Attorney that gives the Banker the right to ensure payment to Banker of any and all fees due hereunder and (ii) the Irrevocable Disbursement Instructions in the form attached hereto as Exhibit B that require the Closing Agent to pay any and all fees due the Banker hereunder prior to effectuating any disbursement to the Client.

3.4           Duly Issued and Fully Paid Securities.  All securities fees due the Banker hereunder shall be duly issued, fully-paid (exclusive of warrants or options) and non-assessable and shall be in the same form, with the same terms and conditions as the securities provided to the Client pursuant to any Fee Transaction.

SECTION 4.         NOT APPLICABLE.

SECTION 5.         EXPENSES.

5.1           Reimbursement of Out-of-Pocket Expenses.  Subject to Section 5.2 below, the Client shall reimburse the Banker for any out-of-pocket expenses incurred by the Banker in connection with the provision of the Services (the “Reimbursable Expenses”) on a timely basis upon presentation of appropriate documentation.

5.2           Advance Approval of Certain Expenses.  Any individual expense in excess of $1,000 shall require the prior written approval of the Client and shall be evidenced by written documentation prior to reimbursement.  Reimbursement by the Client to the Banker will be made within fifteen (15) days of the Client’s receipt of said documentation.

SECTION 6.         NOT APPLICABLE.

SECTION 7.         TERM AND TERMINATION.

7.1           Term.  This Agreement shall be valid for a period of one (1) year from the Effective Date (the “Initial Term”), unless otherwise terminated in accordance with the terms of this Agreement.  Following such Initial Term, this Agreement shall be automatically renewed for successive one year additional terms (“Additional Terms”), unless either party notifies the other in writing of an intention not to renew the Agreement within sixty (60) days of the end of the Initial Term or any Additional Term. The Initial Term and any Additional Terms shall be referred to collectively herein as the “Term.”

7.2           Termination for Cause by Banker.  This Agreement may be terminated by the Banker for Cause on one (1) day written notice.   "Cause" shall mean (1) a willful failure by the Client to substantially perform its duties under this Agreement; (2) a willful breach by the Client of a material provision of this Agreement; (3) violation of a federal or state law or regulation by the Client; (4) commencement of an investigation by FINRA, the SEC, the Department of Justice, or any other governmental agency or instrumentality against the Client or any subsidiary, employee, consultant, or affiliate of the Client; (5) reasonable suspicion or evidence or fraud, insider trading, material misrepresentations, or other criminal conduct or activities by any employee, consultant, or agent of the Client; and (6) failure of the Client to cooperate with the reasonable requests of the Banker in connection with the Banker’s provision of the Services.

7.3           Termination Without Cause.  Either party may terminate this Agreement on thirty (30) days written notice to the other party.

SECTION 8.  CONFIDENTIAL INFORMATION.

8.1           Confidential Information.  The Banker agrees that during and after the Term, it will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of the Client, the Client's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Client or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 9) (all of the foregoing is referred to herein as the “Confidential Information”).  The Banker agrees (a) not to use any such Confidential Information for itself or others, except in connection with the performance of its duties hereunder; and (b) not to take any such material or reproductions thereof from the Client's facilities at any time during the Term except, in each case, as required in connection with the Banker's duties hereunder.

8.2           Excepted Information.  Notwithstanding the foregoing, the parties agree that the Banker is free to use (a) information in the public domain not as a result of a breach of this Agreement, (b) information lawfully received form a third party who had the right to disclose such information and (c) the Banker’s own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as the Banker and that, at all times, the Banker is free to conduct any research relating to the Client’s business.

SECTION 9.  OWNERSHIP OF PROPRIETARY INFORMATION.

9.1            Owned by Client. The Banker agrees that all information that has been created, discovered or developed by the Client, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Client's business created, discovered, developed by the Client or any of its affiliates during the Term, and information relating to the Client's customers, suppliers, Bankers, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Client or the Affiliates, shall be the sole property of the Client or the Affiliates, as applicable, and the Client or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection.

9.2            Proprietary Information Defined.  All the aforementioned information is hereinafter called "Proprietary Information."  By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, product concepts, techniques, marketing plans, merger and acquisition targets, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Client's Affiliates, its employees and/or Bankers (including, without limitation, the compensation, job responsibility and job performance of such employees and/or Bankers).

9.3            Banker Information. All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by the Banker that does not incorporate or reference the Client’s Proprietary Information, shall be the sole and exclusive property of the Banker.

SECTION 10.  INDEMNIFICATION. The Client represents that all materials provided or to be provided to the Banker or any third party regarding the Client’s financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws.

10.1           Indemnification by Client.  The Company agrees to indemnify Banker in accordance with the indemnification and other provisions attached to this Agreement as Exhibit E (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

10.2           Indemnification by Banker.  The Banker will indemnify and hold harmless the Client and the respective directors, officers, agents, affiliates and employees of the Client from and against all losses, claims damages, liabilities and expenses that result from bad faith, gross negligence or unauthorized representations of the Banker, as well as violations of law by the Banker.

10.3           Restrictions on Settlement. No party shall pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Client or the Banker, as applicable, a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages.  The scope of this indemnification between the Banker and the Client shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant to this Agreement.

10.4           Defense of Actions. The Client or the Banker, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification in writing within fifteen (15) days of notice of the claim.

10.5           Limitation of Liability.  Banker’s liability is hereby expressly limited to cash amounts actually received from the Client pursuant to this Agreement. Each person or entity seeking indemnification hereunder shall promptly notify the Client, or the Banker, as applicable, of any loss, claim, damage or expense for which the Client or the Banker, as applicable, may become liable pursuant to this Section 10.

10.6           Limit on Consequential Damages. The parties acknowledge and agree that neither party shall be liable to consequential, incidental, or other indirect damages, except as may be expressly provided for in this Agreement.

SECTION 11.  NOTICES.  Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid.  The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to the Client:	Telephone: Telecopy: Attention: Mobile:

If to the Banker:	Telefax: Attention:

SECTION 12.  STATUS OF BANKER.  The Banker shall be deemed to be an independent contractor and, except as expressly agreed in writing or as specifically authorized in this Agreement, shall have no authority to act for on behalf of or represent the Client.  Client acknowledges and expressly understands that Banker is not and shall not be deemed a fiduciary of the Client and it is expressly understood and acknowledged that no fiduciary relationship between Banker and Company exists nor shall be created by this Agreement, nor by performance of the Services by Banker.  This Agreement does not create a partnership or joint venture.

SECTION 13.  OTHER ACTIVITIES OF BANKER.  The Client recognizes that the Banker now renders and may continue to render financial consulting and other investment banking services to other companies that may or may not conduct business and activities similar to those of the Client.  Nothing in this Agreement shall prevent or prohibit the Banker from working with any other person or entity (a “Third Party”) at any time, regardless of whether any such Third Party is in the same or similar industry as the Client.  The Banker shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary in order to provide the Services hereunder.

SECTION 14.  MISCELLANEOUS.

14.1           Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement and any of the rights, interests or obligations hereunder may not be assigned by either party without the prior written consent of the opposing party, which consent shall not be unreasonably withheld.

14.2           Severability of Provisions.  If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

14.3           Entire Agreement; Modification.  This Agreement and the exhibits hereto contain the entire agreement of the parties relating to the subject matter hereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

14.4           Non-Waiver.  The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

14.5           Remedies For Breach.  The Banker and Client mutually agree that breach of this Agreement by the Banker or the Client may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party's obligations under such Sections.   The parties hereby agree to waive any claim or defense that an adequate remedy at law is available.   The prevailing party in any action shall be entitled to attorneys fees and court costs.

14.6           Governing Law.  The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the state of New York. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the state of New York without regard to such state’s principles of conflicts of laws.

14.7           Choice of Forum. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the state or federal courts situated in the county of New York and state of New York.  Each party irrevocably and unconditionally waives any objection to the venue of any Action brought in such courts or to the convenience of the forum.

14.8           Headings.  The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

14.9           Counterparts.  This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

14.10           Survival.  Sections 2-6; 8-14 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SANUWAVE HEALTH, INC.

By:  /s/ Kevin A. Richardson, II
Name:  Kevin A. Richardson, II
Title:  Chairman of the Board

CORINTHIAN PARTNERS LLC

By:  /s/ Mitch Manoff
Name:  Mitch Manoff
Title:  Chief Executive Officer

EXHIBIT A

BANKER SOURCES

Set forth below is a non-exclusive list of “Banker Sources” as defined in the Agreement:

EXHIBIT B

IRREVOCABLE DISBURSEMENT INSTRUCTIONS

Company:                                Sanuwave Health, Inc.
Address:                                  _________________
   _________________
Contact:                                   _________________
Telephone:                              _________________

Investment Banker:             Highline Research Advisors
Address:                                 10 East 53rd Street, 28th Floor
  New York, NY 10022
Contact:                                  Theodore E. Kalem
Telephone:                              917-599-6542

Reference is made to the Exclusive Investment Banking Agreement (the “Agreement”) of even date herewith between Corinthian Partners LLC (“Banker”) and SANUWAVE Health, Inc. (the “Company”), a copy of which is annexed hereto. All capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

This Irrevocable Disbursement Instructions (“Instructions Instrument”) confirms the Client’s agreement, instructions and authority to direct the Closing Agent, to remit funds or securities to Banker for any and all fees due to Banker directly from the closing proceeds of any Fee Transaction, pursuant to the terms and conditions of the Agreement.

This Irrevocable Payment Authorization has been executed in connection with a proposed transaction facilitated by Banker for the benefit of the Company. The Company further agrees, confirms and directs the Closing Agent as follows:

1) All of the fees and securities payable and paid to Banker shall be made without offsets, claims or encumbrances and shall be paid in certified U.S. funds and be remitted to Banker upon the closing of any Business Combination, Senior Financing, Equity Financing or other Transaction pursuant to the Agreement. THE CLOSING AGENT SHALL NOT DISBURSE ANY FUNDS TO ANY PERSON UNLESS THE BANKER IS PAID AT OR PRIOR TO ANY SUCH DISBURSEMENT.

2) This instrument confirms and directs the Closing Agent  to list and include Banker in any and all required closing documentation and disbursement memoranda, as deemed necessary to effectuate the terms of the Agreement and this Instructions Letter.

3) This Instructions Authorization is effective for a period of three (3) years from the date of termination of this Agreement.

4) All remittances made to Banker shall be directed as set forth below.

Remittance Information for Company to Banker

Via Federal Wire Transfer:

Name:
Bank Name:
Bank Address:

Account #:
ABA/Routing:

The Company hereby agrees and confirms these Irrevocable Disbursement Instructions are approved by the Company and sets it hand upon this ___ day of _____, 2013.

Company:                                                                                                                                Corporate Seal or Notary Public

Print Name & Title

Authorized Signatory

EXHIBIT D

DISCLOSURE FORM

Have you or any of your executives ever been:

1.	convicted of or pled guilty or nolo contendere in a domestic, foreign or military court to any felony? ____________________________________________

2.	charged with a felony? _____________________________________

Have you or any of your executives ever been:

1.
convicted or pled guilty or nolo contendere in a domestic, foreign or military court to any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy  to commit any of these offenses? ____________________________________________________________

Have you or any of your executives ever:

1.	made a compromise with creditors, filed a bankruptcy petition or been the subject of any involuntary bankruptcy petition? ______________________________________

Do you or any of your executives have any unsatisfied judgments or liens? _____________________________________________________

Based upon activities that occurred while you or any of your executives exercised control over it, has your organization ever:

1.	been convicted of or pled guilty or nolo contgendere in a domestic or foreign court to any felony or misdemeanor? ________________________________

2.	been charged with any felony or misdemeanor?______________________________

Based upon events that occurred while your or any of your executives exercised control over it, has an organization ever:

1.	made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy ? ______________________________________

Duly Signed:

By: _____________________  Name:______________________  Title: ____________________

EXHIBIT E

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Corinthian Partners LLC (“Banker”) and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Banker acting for the Company, including, without limitation, any act or omission by Banker in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Banker to which these indemnification provisions are attached and form a part, any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Banker of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Banker by the Company, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”):  Banker, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them.  These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder.  An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company.  Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent.  The Company shall not, without the prior written consent of Banker, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation.  The relative benefits received (or anticipated to be received) by the Company and it’s stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Banker in connection with such transaction or transactions.  Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Banker pursuant to the Agreement.

To the extent that any prior indemnification or contribution payment made by the Company to or on behalf of an Indemnified Party is determined to have been improper by reason of such Indemnified Party’s gross negligence or willful misconduct, such Indemnified Party will promptly pay such amount back to the Company.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect.  The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.